CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Templeton Global Investment Trust of our report dated May 17, 2022, relating to the financial statements and financial highlights, which appears in Templeton Emerging Markets Small Cap Fund’s Annual Report on Form N-CSR for the year ended March 31, 2022. We also consent to the references to us under the headings “Financial Highlights,” “Operations and Technology” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

July 22, 2022